Exhibit 20.1

July 19, 2018

Wilmington Trust, National Association, as Trustee

1100 North Market Street

Wilmington, DE 19890

Attention: CMBS Trustee WFCM 2016-LC25

CMBSTrustee@wilmingtontrust.com

Fax: 302/636-4140

Re:	Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25

To Whom It May Concern:

Pursuant to Section 7.02 of that certain Pooling and Servicing Agreement (the “PSA”) dated as of December 1, 2016, by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned hereby agrees with all the other parties to the PSA that the undersigned shall serve as Special Servicer under, and as defined in the PSA. The undersigned hereby acknowledges and agrees that, as of the effective date of the appointment of C-III Asset Management LLC, as the Special Servicer under the terms of the PSA (the “Effective Date”), it assumes all responsibilities, duties and liabilities hereunder that arise thereafter, and that it is and shall be a party to the PSA and bound thereby to the full extent indicated therein in the capacity of Special Servicer. The undersigned hereby makes, as of the Effective Date, the representations and warranties set forth in Section 6.01(b) of the PSA.

C-III ASSET MANAGEMENT LLC

By:	/s/ Jenna Vick Unell

Name:	Jenna Vick Unell
Title:	Senior Managing Director/General Counsel

5221 N. O’Connor Blvd., Suite 800, Irving, TX 75039

T 972.868.5300     f 972.868.5490

www.c3cp.com